Turnaround Fund
                       Statement of Assets and Liabilities
                                 March 3, 2003
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Assets:
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Cash                                                                  $ 100,000
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           Total Assets                                                 100,000
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Liabilities:                                                                  -
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Net Assets for 10,000 shares outstanding                              $ 100,000
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Net Assets Consist of:
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Paid in Capital                                                       $ 100,000
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Net Asset Value, Offering Price and Redemption Proceeds Per Share:
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$100,000 / 10,000 shares outstanding                                  $   10.00
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Notes:

(1) The Turnaround Fund (the "Fund"), a mutual fund, is a non-diversified series of the Turnaround Investment Trust (the "Trust"). The Trust, is an open-end management investment company and was established as a Delaware statutory trust under a Declaration of Trust on December 27, 2002 and is registered under the Investment Company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 10,000 shares at $10.00 per share.


(2) Reference is made to the "Management of the Fund" (on page 6), "Administration of the Fund" (on page7) and Tax Information (on page 12) in the prospectus for descriptions of the investment advisory fee, administrative and other services and federal tax aspects of the Fund.


(3) Certain Officers and Trustees of the Trust are Officers and Directors or Trustees of the Advisor and the Administrator.

INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of Turnaround Investment Trust and
  Shareholder of Turnaround Fund:

We have audited the accompanying statement of assets and liabilities of Turnaround Fund (the "Fund") (a series of Turnaround Investment Trust) as of March 3, 2003. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets and liabilities presents fairly, in all material respects, the financial position of Turnaround Fund as of March 3, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

New York, New York
March 21, 2003